 EXHIBIT 99.1

 DARLING INTERNATIONAL INC. ANNOUNCES
FIRST QUARTER 2012 RESULTS

May 10, 2012 - IRVING, TEXAS - Darling International Inc. (NYSE: DAR) today reported net income of $28.6 million, or $0.24 per share, for the first quarter ended March 31, 2012. Net sales and results of operations for the first quarter as compared to the same period of the prior year are as follows:
For the first quarter of 2012, the company reported net sales of $387.1 million as compared to $439.9 million for the first quarter of 2011. The $52.8 million decrease in sales is primarily attributable to lower finished product selling prices for proteins and fats and lower raw material volumes. Export volumes dropped considerably compared to first quarter of 2011 adding further downward pressure to the finished product prices.
Net income for the first quarter of 2012 decreased to $28.6 million, or $0.24 per share, as compared to $46.6 million, or $0.43 per share, for the 2011 comparable period. The $18.0 million decrease in net income for the first quarter resulted primarily from lower raw material volumes and lower finished product prices. Comparing fourth quarter of fiscal 2011 results with first quarter of fiscal 2012, finished product prices continued to decline through most of the quarter with a rapid recovery beginning in March 2012. The mild winter weather provided historically low rendering volumes from mortalities.
Darling International Chairman and Chief Executive Officer Randall Stuewe said, “First quarter results were solid but lower as compared to the record setting first quarter of fiscal 2011 due primarily to a substantial drop in finished product prices for fats and proteins. The company built significant inventories in fats and proteins with export volumes all but coming to a standstill, and the bakery business processed lower volumes as commercial bakeries took abnormally longer winter shutdowns with markets remaining flat. Lower natural gas costs continue to positively influence earnings.”

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News Release May 10, 2012 Page 2

Darling International Inc. is the largest and only publicly traded provider of rendering and bakery waste recycling solutions to the nation's food industry. The company recycles beef, pork and poultry waste streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides. The company also recovers and converts used cooking oil and commercial bakery waste into valuable feed and fuel ingredients. These products are primarily sold to agricultural, pet food, leather, oleo-chemical and bio-diesel manufacturers around the world. In addition, the company provides grease trap collection services and sells used cooking oil collection equipment to restaurants.

For additional information, visit the company's web site at http://www.darlingii.com.
Darling International will host a conference call to discuss the company's first quarter 2012 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Friday, May 11, 2012.
To listen to the conference call, participants calling from within North America should dial 877-317-6789; international participants should dial 412-317-6789. Please refer to access code 10014055. Please call approximately ten minutes before the start of the call to ensure that you are connected.
The call will also be available as a live audio webcast that can be accessed on the company's website at http://www.darlingii.com/investors.aspx. Beginning one hour after its completion, a replay of the call can be accessed through May 20, 2012, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America. The access code for the replay is 10014055. The conference call will also be archived on the company's website.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including disturbances in world financial, credit, commodities and stock markets; unanticipated changes in national and international regulations affecting the company's products; a decline in consumer confidence and discretionary spending; the general performance of the U.S. and global economies; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock; risks, including future expenditure, relating to Darling's joint venture with Valero Energy Corporation to construct and complete a renewable diesel plant in Norco, Louisiana and possible difficulties completing and obtaining operational viability with the plant; economic disruptions resulting from European debt crisis; and continued or escalated conflict in the Middle East, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

News Release May 10, 2012 Page 3

Darling International Inc.
Consolidated Operating Results
For the Periods Ended March 31, 2012 and April 2, 2011
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
			$ Change
	March 31,	April 2,	Favorable
	2012	2011	(Unfavorable)
Net Sales	$387,108	$439,898	$(52,790)

Costs and expenses:
Cost of sales and operating expenses	$276,469	$301,351	24,882
Selling, general and administrative expenses	37,369	30,693	(6,676)
Depreciation and amortization	20,760	19,681	(1,079)
Total costs and expenses	334,598	351,725	17,127
Operating income	52,510	88,173	(35,663)

Other income/(expense):
Interest expense	(6,925)	(14,228)	7,303
Other, net	(608)	(606)	(2)
Total other income/(expense)	(7,533)	(14,834)	7,301

Equity in net loss of Unconsolidated Subsidiary	(236)	—	(236)

Income from operations before income taxes	44,741	73,339	(28,598)
Income taxes (expense)/benefit	(16,170)	(26,777)	10,607
Net income	$28,571	$46,562	$(17,991)

Basic income per share:	$0.24	$0.43	$(0.19)
Diluted income per share:	$0.24	$0.43	$(0.19)

For More Information, contact: John O. Muse, Executive Vice President of Finance and Administration, or Brad Phillips, Treasurer or Melissa A. Gaither, Director Investor Relations	251 O'Connor Ridge Blvd., Suite 300 Irving, TX 75038 Phone: 972-717-0300